Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2012 SECOND QUARTER RESULTS

•	Second quarter earnings of $5,917,000, or $0.30 per share, increased 34% from the 2011 second quarter

•	Managed assets hit an all time high at $1.16 billion, including $667 million at Medallion Bank

•	Quarterly dividend of $0.21 per share declared

NEW YORK, NY – August 1, 2012 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations was $5,917,000 or $0.30 per diluted common share in the 2012 second quarter, up $1,501,000 or 34% from $4,416,000 or $0.25 per diluted common share in the 2011 second quarter, primarily reflecting higher net realized/unrealized gains, as well as lower operating expenses and higher net interest and noninterest income.

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $4,828,000 in the 2012 second quarter, compared to $4,132,000 in the 2011 second quarter, an increase of $696,000 or 17%, primarily reflecting higher net interest income and reduced loan losses, partially offset by higher income taxes and operating expenses, and also by lower noninterest income. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates which are at historically low levels, and which are our least expensive source of funds.

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Medallion Financial Announces 2012 Second Quarter Results p. 2

Medallion Financial’s net interest margin was 4.77% for the 2012 second quarter, compared to 4.33% in the 2011 second quarter. On a combined basis with Medallion Bank, the net interest margin was 6.32%, compared to 6.40% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Net investment income after income taxes was $1,793,000 or $0.09 per diluted common share in the 2012 quarter, up $314,000 or 21% from $1,479,000 or $0.08 per share in the 2011 quarter.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the quarter’s results, especially since we raised almost $35,000,000 in a follow on offering led by Morgan Stanley, Stifel Nicholas, and Sandler O’Neill. Even with our higher share count we still were able to increase our per share earnings immediately due in part to continued strong loan demand and near record low delinquencies and losses. Our stock is also trading above the offering price and we feel confident in our future.

“This quarter’s dividend also remains at the highest level it has been in over 10 years ,” said Mr. Murstein. “The taxi industry remains resilient in this type of economic environment for several reasons, including corporate and consumer cutbacks on more expensive limousine and town car services, high taxi fleet utilization, and continuing high taxi ridership levels. In addition, the loan to value ratio on our entire medallion portfolio is under 40%.”

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “Medallion’s capital and liquidity levels remained strong, with over $105,000,000 of deposit-raising capacity at Medallion Bank, in addition to over $136,000,000 of availability in our other funding sources. Additionally, Medallion was able to sell 3,500,000 shares of common stock during the quarter, raising almost $35,000,000 to further leverage the growth opportunities that we see with Medallion Bank and potentially with the proposed New York City taxi auctions.”

Mr. Hall continued, “In addition, during 2012 we have continued to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability, and we see additional opportunities to continue this as rates remain near historic lows. For example, our $33,000,000 of Trust Preferred securities, which currently carry a fixed rate of 7.68%, will re-price to 90 day Libor plus 2.125% in September, or 2.59% at today’s rates, which should be accretive to subsequent earnings.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $278,000,000 at quarter end, down from $312,000,000 a year ago, primarily due to the funding of most new medallion loan originations at Medallion Bank, and the Company’s loan participations to third party banks. Total managed medallion loans increased $6,000,000 or 1% to $673,000,000 at quarter end, up from $667,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio was $54,000,000 at quarter end, down from $66,000,000 a year ago. The managed commercial loan portfolio was $115,000,000 at quarter end, down from $126,000,000 last year. In both cases, the declines primarily reflected portfolio repayments. Medallion Bank’s consumer loan portfolio increased 16% to $227,000,000 at quarter end from $195,000,000 a year ago. Overall, total managed assets increased 3% to $1,159,971,000 at quarter end, up from $1,125,924,000 a year ago. Asset quality remained very strong, with managed loans 90 days or more past due of only 1.1% at quarter end, down from 1.8% at year end and 1.2% a year ago.

The Company also announced a dividend of $0.21 per share for the 2012 second quarter, up from $0.18 per share in the 2011 second quarter. This brings the total dividends paid over the last four quarters to $0.81, and equates to a yield of over 7% based on the closing price of the Company’s stock on July 31, 2012. The current dividend will be paid on August 24, 2012, to shareholders of record on August 16, 2012. Since the Company’s initial public offering in 1996, the Company has paid in excess of $176,220,000 or $11.02 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2011 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Total investment income	$8,064	$8,413	$15,927	$18,010
Total interest expense	2,908	3,343	6,155	6,845

Net interest income	5,156	5,070	9,772	11,165

Total noninterest income	342	326	677	735

Salaries and benefits	2,287	1,752	4,337	3,959
Professional fees	437	193	749	523
Occupancy expense	209	225	421	452
Other operating expenses	772	1,747	1,539	2,646

Total operating expenses	3,705	3,917	7,046	7,580

Net investment income before income taxes	1,793	1,479	3,403	4,320
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	1,793	1,479	3,403	4,320

Net realized gains on investments	323	575	265	584

Net change in unrealized appreciation on investments	1,834	311	3,847	95
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	1,967	2,051	3,867	3,696

Net unrealized appreciation on investments	3,801	2,362	7,714	3,791

Net realized/unrealized gains on investments	4,124	2,937	7,979	4,375

Net increase in net assets resulting from operations	$5,917	$4,416	$11,382	$8,695

Net investment income after income taxes per common share
Basic	$0.09	$0.08	$0.18	$0.25
Diluted	0.09	0.08	0.18	0.25

Net increase in net assets resulting from operations per common share
Basic	$0.31	$0.25	$0.62	$0.50
Diluted	0.30	0.25	0.61	0.49

Dividends declared per share	$0.21	$0.18	$0.42	$0.35

Weighted average common shares outstanding
Basic	19,353,031	17,404,288	18,505,127	17,402,272
Diluted	19,570,383	17,609,550	18,753,671	17,578,804

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30, 2012	December 31, 2011
Assets
Medallion loans, at fair value	$277,756	$307,167
Commercial loans, at fair value	54,280	54,159
Investment in Medallion Bank and other controlled subsidiaries, at fair value	89,035	85,932
Equity investments, at fair value	5,400	4,577
Investment securities, at fair value	—	—

Net investments	426,471	451,835

Cash and cash equivalents	26,175	29,352
Accrued interest receivable	1,068	1,120
Fixed assets, net	458	466
Goodwill, net	5,069	5,069
Other assets, net	52,972	49,189

Total assets	$512,213	$537,031

Liabilities
Accounts payable and accrued expenses	$4,577	$6,040
Accrued interest payable	1,383	1,708
Funds borrowed	294,578	357,779

Total liabilities	300,538	365,527

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	211,675	171,504

Total liabilities and shareholders’ equity	$512,213	$537,031

Number of common shares outstanding	21,452,753	17,719,570
Net asset value per share	$9.87	$9.68

Total managed loans	$1,014,644	$984,576
Total managed assets	1,159,971	1,141,806